Item 77Q1(d)
BB&T Mid Cap Growth VIF

Plan of Liquidation and Termination

      This Plan of Liquidation and Termination (the "Plan"), dated as of December 18, 2009, of BB&T Mid Cap Growth VIF (the "Fund"), a series of BB&T Variable Insurance Funds (the "Trust"), a business trust organized and existing under and by virtue of the laws of The Commonwealth of Massachusetts and an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), is intended to accomplish the complete liquidation and termination of the Fund in conformity with the Trust's Amended and Restated Agreement and Declaration of Trust, dated June 2, 2007, as amended (the "Declaration of Trust"), and the laws of The Commonwealth of Massachusetts.

      WHEREAS, at a meeting held October 14, 2009, the Trust's Board of Trustees (the "Board") determined that it is in the best interest of the Fund and its shareholders (each a "Shareholder" and, collectively, the "Shareholders") to liquidate and terminate the Fund; and

      WHEREAS, the Board has considered and adopted this Plan as the method of liquidating and terminating the Fund;

      NOW THEREFORE, the liquidation and termination of the Fund shall be carried out in the manner hereinafter set forth:

1.	Effective Date of Plan.  The Plan shall be effective as
of the date of its execution by an authorized officer of the Trust (the "Effective Date"). The Final Liquidating
Distribution Date (as defined in Section 7 below) shall occur no later than February 5, 2010.

2.	Cessation of Business.  After the "Cessation Date"
determined by the Fund's investment adviser, the Fund shall cease its business as an investment company and shall not engage in any business activities except for the purpose of winding up its business affairs, preserving the value of its assets, discharging or making reasonable provision for the payment of all the Fund's liabilities as provided in Section 5 herein, and distributing its remaining assets to the Shareholders in accordance with this Plan.

3.	Fixing of Interests and Closing of Books.  The
proportionate interests of the Shareholders in the assets of the Fund for purposes of any Liquidating
Distribution (as defined in Section 7 below) made after the Cessation Date shall be fixed on the basis of their respective share holdings at the close of business on the Cessation Date. On the Cessation Date, the books of the Fund shall be closed and the right of Shareholders to redeem Fund shares between the Cessation Date and the Final Liquidating Distribution Date shall be suspended.

4.	Notice.  Pursuant to Article IX, Section 4 of the
Declaration of Trust, the officers of the Trust are hereby authorized to provide written notice of the Board's approval of the liquidation and termination of the Fund to the Fund's Shareholders.

5.	Liquidation of Assets and Payment of Debts.  Following
the Effective Date, but in any event prior to the Final
Liquidating Distribution Date, (i) the Fund shall convert all portfolio securities to cash or cash equivalents; and (ii) the Fund shall pay, or make reasonable provision to pay, in full all known or reasonably ascertainable liabilities of the Fund, including without limitation all charges, taxes and expenses of the Fund, whether due, accrued or anticipated, that have been incurred or are expected to be incurred by the Fund, including those expenses incurred in connection with carrying out this Plan in accordance with Section 8 herein.

6.	Dividends.  As part of the Plan, with the intention to
eliminate all liability of the Fund for corporate-level
U.S. federal income and excise tax, the Treasurer of the Trust shall declare at any time after the Effective Date and on or before the date of the first Liquidating Distribution, one or more dividends in such amounts as the Treasurer of the Trust may deem necessary or desirable to result in the Fund distributing to the Shareholders in distributions that qualify for the dividends paid deduction under section 561 of the Internal Revenue Code of 1986, as amended (the "Code"),
(a) all of the Fund's investment company taxable income (determined without regard to section 852(b)(2)(D) of the Code) and all of the Fund's net capital gain, in each case as defined by the Code and earned or accrued
(i) in the taxable year of the Fund that includes the Final Liquidating Distribution Date and (ii) in the previous taxable year of the Fund, and (b) such additional amount or amounts, if any, as are required to avoid the Fund being subject to income taxes or the excise tax described in Section 4982 of the Code, such dividends to be payable on or before the Final
Liquidating Distribution Date to Shareholders of record as of a date or dates determined by the Treasurer of the Trust (each such date, a "Dividend Record Date"). For purposes of the foregoing, the total and per share amounts of such dividends shall be determined by the Treasurer of the Trust and such determinations shall be binding and conclusive for all purposes.

7.	Liquidating Distributions.  In addition and after giving
effect to dividends declared and paid pursuant to
Section 6 above, the Fund shall, promptly following the Cessation Date, make one or more liquidating distributions in cash to the Shareholders (each a "Liquidating Distribution"); provided that all
Liquidating Distributions shall be made on or prior to the date that is no more than 7 days after the Cessation
Date.  The date on which the last Liquidating
Distribution is made is referred to herein as the "Final
Liquidating Distribution Date". Liquidating
Distributions shall be distributed to Shareholders of record as of close of business on the Cessation Date and shall be in complete liquidation of the Fund and in exchange for, and in complete redemption and cancellation of, all of the outstanding equity interests of the Fund. The Fund shall send to each Shareholder receiving a Liquidating Distribution appropriate tax information concerning the Liquidating Distribution(s) paid to such Shareholder.

8.	Liquidation and Termination Expenses.  The Fund shall
bear the expenses incurred in carrying out this Plan
(without limiting the ability of the Fund to arrange for payment of such expenses by any other person).

9.	Termination.  As promptly as practicable after the Final
Liquidating Distribution Date, the Fund shall be terminated in accordance with the laws of The
Commonwealth of Massachusetts and the Trust's
Declaration of Trust and Bylaws.

10.	Power of Board of Trustees.  The Board and, subject to
the general direction of the Board, the officers of the Trust, shall have authority to do or authorize any or all acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the 1940 Act, the Securities Act of 1933, as amended, the Code or state law, and to take such actions to avoid the Fund being subject to federal income or excise taxes as they determine to be necessary or advisable (including making appropriate capital gain dividend and other designations with respect to Fund distributions described herein).
The Board shall have the authority to authorize such variation from, or amendments of, the provisions of the Plan (other than the terms of the Liquidating
Distributions), if any, as may be necessary or appropriate to effect the liquidation and termination of the Fund, and the distribution of its net assets to the Shareholders in accordance with the purposes to be accomplished by the Plan. In addition, the Board may abandon this Plan if it determines that abandonment would be advisable and in the best interests of the Fund and its shareholders.

11.	Massachusetts Business Trust.  A copy of the Declaration
of Trust is on file in the office of the Secretary of The Commonwealth of Massachusetts. The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, shareholders, officers, employees or agents of the Trust are made not individually, but in such capacities; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any series thereof
(including the Fund), but only the assets belonging to the Trust, or to the Fund or other particular series of the Trust with respect to which such obligation or claim arose, shall be liable.

      IN WITNESS WHEREOF, the undersigned has caused this Plan to be executed by its duly authorized officer as of the day and year first above written.


BB&T VARIABLE INSURANCE FUNDS, ON BEHALF
OF BB&T MID CAP GROWTH VIF


By: /s/ Todd M. Miller
Name: Todd M. Miller
Title: Vice President BB&T Funds



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Item 77Q1(e)

The following documents are included in Registrant's Form DEF 14A, filed July 27, 2010 (Accession No. 0000950123-10-068234), and
incorporated by reference herein:

(1)	Proposed Form of Investment Advisory Agreement between
Sterling Capital Management LLC and BB&T Variable Insurance Funds on behalf of the BB&T Select Equity VIF, the BB&T Capital Manager Equity VIF, the BB&T Special Opportunities Equity VIF and BB&T Total Return Bond VIF; and

(2) 	Proposed Form of Sub-Advisory Agreement between Sterling
Capital Management LLC and Scott & Stringfellow, LLC on behalf of the BB&T Special Opportunities Equity VIF.